Exhibit 3.4

RESTATED ARTICLES OF INCORPORATION

(giving effect to all amendments through December 15, 1980)

1. The name of the Corporation is: AVATAR PROPERTIES INC.

2. The location and post office address of the principal office of the Corporation in Florida shall be 201 Alhambra Circle, in the City of Coral Gables, County of Dade.

3. The general nature of the business or businesses to be transacted is as follows: The Corporation is hereby empowered to engage in any or all of the following business operations and to perform all necessary and proper lawful acts in connection therewith as are or may be authorized by law:

To do and perform all of the acts and things and to exercise all of the powers set out and enumerated in Florida Statutes, Section 608.13 (1955), and to exercise all other powers by law to be exercised by corporations.

To purchase, lease, or otherwise acquire, hold, develop, improve, mortgage, sell, exchange, let or in any manner encumber or dispose of real property, wherever situated.

To construct, buy, own, sell and operate such building and other structures and facilities as may be deemed necessary and proper in connection with the conduct of the business of the said corporation.

To make advances or loans with or without security, including the lending of money secured by mortgages on personal or real property, for the improvement and development thereof, or for the erection of buildings or any real estate or on the security of leases.

All of the objects and purposes above set forth may be exercised by this corporation, not only in the State of Florida, but also in any and every state, territory and possession of the United States and in any and every foreign country or possession thereof.

4. The amount of capital stock authorized is twenty thousand (20,000) shares of Common Stock, without par value, which is the maximum number of shares that the Corporation is authorized to issue. Such stock may be issued by the Corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors thereof.

5. The amount of capital with which the Corporation will begin business is not less than One Hundred Thousand Dollars ($100,000.00).

6. The Corporation is to have perpetual existence.

7. The number of directors of the Corporation shall be five.

8. The names and post office addresses of the directors are:

DIRECTORS	POST OFFICE ADDRESSES

S. H. Wills	1105 Hamilton Street Allentown, Pennsylvania 18101

W. R. Strothman	1105 Hamilton Street Allentown, Pennsylvania 18101

James M. Browne	7880 Biscayne Boulevard Miami, Florida 33138

Charles K. Hepner	7880 Biscayne Boulevard Miami, Florida 33138

Gordon W. Mallatratt	7880 Biscayne Boulevard Miami, Florida 33138

9. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in the Restated Articles of Incorporation, in the manner now or hereafter prescribed by the Statutes of Florida, and all rights conferred upon shareholders herein are granted subject to this reservation.

10. Henceforth, the Articles of Incorporation of the Corporation shall not include any prior documents.

IN WITNESS WHEREOF, a majority of the Directors of the Corporation have this 27th day of May, 1969 signed these Articles of Amendment under the corporate seal of said Corporation.

/s/ James M. Browne
James M. Browne

/s/ Charles K. Hepner
(Corporate Seal)	Charles K. Hepner

/s/ Gordon W. Mallatratt
Gordon W. Mallatratt

Signed, sealed and delivered
in the presence of:

/s/ Gretchen Mielke

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